Exhibit 2.1


                                    AGREEMENT

                                       FOR

                           PURCHASE AND SALE OF ASSETS

                                  BY AND AMONG

                              MDI OPERATING, L.P.,

                         AMERICAN BUILDING CONTROL, INC.

                                       AND

                          MACE SECURITY PRODUCTS, INC.

                                      DATED

                                  JUNE 21, 2004


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                                TABLE OF CONTENTS

                                                                            Page

ARTICLE I THE TRANSACTION......................................................1
1.1    Purchase and Sale of Assets.............................................1
1.2    Purchased Assets........................................................1
1.3    Excluded Assets.........................................................3
1.4    Assumed Liabilities and Obligations.....................................3
1.5    Excluded Liabilities and Obligations....................................4
1.6    Leased Assets...........................................................4

ARTICLE II CONSIDERATION FOR TRANSFER..........................................4
2.1    Consideration...........................................................4
2.2    Allocation of Consideration.............................................4
2.3    Payment.................................................................5
2.4    Non Transferability of Certain Purchased Assets.........................5


ARTICLE III THE CLOSING AND TRANSFER OF ASSETS.................................5
3.1    Closing.................................................................5
3.2    Reference Amounts; Purchase Price Adjustment............................5
3.3    Deliveries by Buyer.....................................................6
3.4    Deliveries by Seller....................................................6
3.5    Dismantling Purchased Assets by Buyer...................................7

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE SELLER
 AND PARENT....................................................................8
4.1    Authority...............................................................8
4.2    Validity................................................................8
4.3    Due Organization........................................................8
4.4    Accounts Receivable.....................................................8
4.5    Inventory...............................................................9
4.6    Motor Vehicles..........................................................9
4.7    Title to Purchased Assets...............................................9
4.8    Real and Personal Property..............................................9
4.9    Condition of Purchased Assets...........................................9
4.10   Intellectual Property..................................................10
4.11   Customers and Suppliers................................................10
4.12   Employees..............................................................10
4.13   Employee Benefit Plans.................................................11
4.14   Material Contracts.....................................................11
4.15   Taxes..................................................................12
4.16   Product Service Warranties.............................................12
4.17   Product Liability Claims...............................................12


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4.18   Litigation.............................................................12
4.19   Licenses and Permits...................................................13
4.20   Compliance with Laws...................................................13
4.21   Brokers................................................................13
4.22   Full Disclosure........................................................13
4.23   No Undisclosed Liabilities.............................................13

ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE BUYER                         14
5.1    Authority..............................................................14
5.2    Validity...............................................................14
5.3    Due Organization.......................................................14
5.4    Brokers................................................................14
5.5    Full Disclosure........................................................14

ARTICLE VI COVENANTS OF THE SELLER AND PARENT.................................15
6.1    Continued Assistance...................................................15
6.2    Certain Payments.......................................................15
6.3    Consents...............................................................15
6.4    Transfer of Intellectual Property......................................16
6.5    Confidentiality........................................................16
6.6    Survival of Representations and Warranties.............................16
6.7    Agreement Not to Compete...............................................17

ARTICLE VII COVENANTS OF THE BUYER............................................18
7.1    Records and Documents..................................................18
7.2    Certain Payments.......................................................18
7.3    Warranties.............................................................18
7.4    Confidentiality........................................................18

ARTICLE VIII EMPLOYEES........................................................19
8.1    Employment.............................................................19
8.2    Employee Benefit Plans.................................................19
8.3    Retiree Health and Welfare Benefit Plans...............................19
8.4    Vacation...............................................................20

ARTICLE IX CONDITIONS TO OBLIGATION TO CLOSE..................................20
9.1    Conditions to Obligation of the Buyer..................................20
9.2    Conditions to Obligation of the Seller and Parent......................21

ARTICLE X SURVIVAL; INDEMNIFICATION...........................................22
10.1   Indemnification by the Seller and Parent...............................22
10.2   Indemnification by the Buyer...........................................22
10.3   Defense Against Asserted Claims........................................22
10.4   Limitations on Claims of Buyer; Survival of Claims.....................23

ARTICLE XI CERTAIN DEFINITIONS................................................23


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ARTICLE XII GENERAL PROVISIONS................................................25
12.1   Amendments and Waiver..................................................25
12.2   Notices................................................................25
12.3   Expenses...............................................................26
12.4   Counterparts...........................................................26
12.5   Successors and Assigns.................................................26
12.6   Entire Transaction.....................................................26
12.7   Applicable Law.........................................................26
12.8   Rules of Construction..................................................26
12.9   Announcements..........................................................26
12.10  Partial Invalidity.....................................................26
12.11  Further Assurances.....................................................26
12.12  Submission to Jurisdiction.............................................26

ARTICLE XIII DISCLAIMERS......................................................27
13.1   Investigation..........................................................27
13.2   AS IS, WHERE IS........................................................28
13.3   LIMITATIONS OF LIABILITY OF THE SELLER AND PARENT......................28

ARTICLE XIV TERMINATION OF AGREEMENT..........................................28


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                         LIST OF SCHEDULES AND EXHIBITS

Schedule 1.2(a)      List of Transferred Accounts
Schedule 1.2(b)      List of Transferred Inventory
Schedule 1.2(c)      List of Machinery and Tools
Schedule 1.2(d)      List of Office Equipment
Schedule 1.2(e)(i)   List of Patents (None)
Schedule 1.2(e)(ii)  List of Trademarks
Schedule 1.2(f)      List of Customers, Suppliers, and Purchase Orders

Schedule 1.6         List of Leased Assets
Schedule 2.2         Allocation of Consideration
Schedule 4.10        List of Intellectual Property
Schedule 4.11        Customers and Suppliers
Schedule 4.12        Employees of Business
Schedule 4.14        Material Contracts
Schedule 4.16        Product Warranties
Schedule 4.17        Product Liability Claims
Schedule 4.18        Litigation
Schedule 8.1         List of Seller Employees to be Offered Employment


Exhibit A            Trademark Assignment
Exhibit B            General Assignment, Bill of Sale, and Assumption of
                     Liabilities Agreement

                                    AGREEMENT
                                       FOR
                           PURCHASE AND SALE OF ASSETS

     THIS AGREEMENT FOR PURCHASE AND SALE OF ASSETS (this "Agreement") is made and entered into as of this 21st day of June, 2004, by and among MDI Operating, L.P., a Texas limited partnership ("MDI Operating") (hereinafter sometimes referred to as "Seller"), American Building Control, Inc., a Delaware corporation ("Parent"), and Mace Security Products, Inc., a Delaware corporation ("Buyer"). Certain terms used herein are defined in Article XI hereof.

                             BACKGROUND INFORMATION
                             ----------------------

     A. MDI Operating is an affiliated entity of Parent and owns and desires to sell to the Buyer the assets used by Seller in connection with the operation of its Industrial Vision Source and SecurityandMore businesses as conducted as of the Effective Time (as hereinafter defined) by the Seller (the "Business").

     B. This Agreement contemplates a transaction in which the Buyer will purchase from the Seller, and the Seller will sell to the Buyer, such assets on the terms and conditions contained herein.

     NOW, THEREFORE, in consideration of the premises and promises herein made, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties represent, warrant, covenant and agree as follows:

                                   ARTICLE I
                                   ---------

                                 THE TRANSACTION
                                 ---------------

1.1 Purchase and Sale of Assets. At the Closing (as hereinafter defined), the Seller shall sell, transfer, assign and deliver to the Buyer, and the Buyer shall purchase, accept, assume and receive, all right, title and interest in, to or arising from the Purchased Assets (as hereinafter defined) and the Leased Asset (as hereinafter defined).

1.2 Purchased Assets. As used herein, the term "Purchased Assets" shall mean all of the assets, properties, rights and claims of Seller related to the Business and listed or described below as the same shall exist as of the Effective Time (as hereinafter defined):

     (a) All accounts receivable and notes receivable of the Business as set forth on Schedule 1.2(a) (the "Transferred Accounts");

     (b) All inventory (including raw materials, work in process, samples, supplies, service parts, purchased parts and goods, and finished goods) of the Business, wherever located, listed or described on
          Schedule 1.2(b) (the "Transferred Inventory");

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     (c)  All machinery, tools, and equipment listed or described on Schedule
          1.2(c);

     (d) All supplies, office equipment, computers, office furniture, filing cabinets, and call center equipment listed or described on Schedule 1.2(d);

     (e) All patents, trademarks, copyrights, logos and service marks and all applications and registrations therefor and licenses thereof, whether foreign or domestic (including all of Seller's right and interest under transferable licenses) related to the Business, including the patents set forth on Schedule 1.2(e)(i) (the "Patents") and the trademarks set forth on Schedule 1.2(e)(ii) (the "Trademarks") (the Patents, Trademarks and other assets set forth in this subparagraph
          (f) are collectively referred to as the "Intellectual Property"), and all "goodwill" associated with the Intellectual Property;

     (f) All of the Seller's (i) customer files, (ii) customer lists, (iii) supplier lists, (iv) customer orders, service agreements, purchase orders set forth on Schedule 1.2(f) and (v) rights pursuant to documents or agreements representing the Transferred Accounts;

     (g) Copies of all (i) documents and records in the possession of the Seller or Parent which relate to the Seller's ownership of the Purchased Assets or the Seller's operation of the Business, (ii) employment and personnel records for the Employees; and (iii) all warranty policies and warranty records;

     (h) Copies of all of the Seller's accounting books, records and ledgers to the extent applicable only to the Business;

     (i) Rights under agreements with the Employees concerning non-competition, confidentiality or the assignment of inventions insofar as those rights relate to the Business or the Purchased Assets;

     (j) All rights arising under any claim or potential claim of the Business against any Person (as hereinafter defined), whether arising under contract rights, subrogation rights or at law or equity, including, without limitation, all claims against suppliers and customers to the extent related to the Purchased Assets or Assumed Liabilities;

     (k) all written product and technical information possessed by Seller (whether or not located at Seller's facilities) of every nature relating to the Business or intended or contemplated to be produced by the Business in the future, including any and all sales and promotional literature, product warranties, marketing data, technical literature and data, engineering drawings, manufacturing drawings, prototypes, plans, instruction manuals, and other data and material, whether in written form or in other reproducible form, which is as of the date hereof used or contemplated to be used at a future date in the production or sale of products (all assets included in this clause
          (k) being hereinafter collectively referred to as the ("Product Information");

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     (l)  all other material contracts relating to the Business, described more particularly in Schedule 4.14 (the "Material Contracts"); and provided, however, that, notwithstanding the foregoing, the definition of Purchased Assets shall not include any items defined as Excluded Assets in Section 1.3 below.

1.3 Excluded Assets. The following assets (the "Excluded Assets") of the Seller shall not be sold or transferred to the Buyer:

     (a) All cash or cash equivalents, whether in transit, on hand, in bank or brokerage accounts or otherwise;

     (b) All right, title and interest in and to the real property and improvements located in Lewisville, Texas (the "Lewisville Facility");

     (c) All right, title and interest in and to any properties and assets not used in the Business;

     (d) All claims, rights and causes in action relating to or arising from the Excluded Assets or the Excluded Liabilities (as hereinafter defined);

     (e) All rights, properties and assets of the Business that are transferred or disposed of by the Seller prior to the Effective Time in transactions conducted in the ordinary course of business of the Business;

     (f) The business records of the Seller that are not applicable to the Business;

     (g) All assets held by or on behalf of the Seller, whether in trust, reserve or otherwise, in respect of the Plans (as hereinafter defined) or any other obligations pertaining to the Employees; and

     (h)  All rights to the refund of any tax, of whatever kind.

1.4 Assumed Liabilities and Obligations. At Closing, and except as provided for herein to the contrary, the Buyer shall not assume any liabilities, claims or obligations of the Seller of any kind or nature; provided however, Buyer shall assume, and shall agree to satisfy and discharge as the same shall become due, only the following liabilities and obligations (the "Assumed Liabilities"):

     (a) All liabilities and obligations of Seller and the Business under outstanding contracts, customer orders, licenses, purchase orders and other commitments of the Business, but only to the extent that such were entered into lawfully and in the ordinary course of business and are part of the books and records of the Business at the Effective Time;

     (b) All liabilities and obligations for ad valorem, real property, personal property and similar type taxes of the Purchased Assets, but only with respect to periods after the Closing Date;

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     (c)  All liabilities and obligations of the Business that arise out of or are related to Buyer's operation of the Business or any other event, act or occurrence that occurs after the Effective Time; and

     (d) All Pre-Closing Warranty Claims (as hereinafter defined in Section 7.3) and Post-Closing Warranty Claims (as hereinafter defined in
          Section 7.3).

1.5 Excluded Liabilities and Obligations. Except for the Assumed Liabilities assumed by the Buyer as set forth in Section 1.4 above, the Seller shall be solely liable or responsible for all debts, obligations and liabilities of the Business, the Purchased Assets or the Seller or any claim against any of the foregoing, of any kind, whether known or unknown, contingent, absolute or otherwise, including without limitation liabilities under any "employee pension benefit plan" or "employee welfare benefit plan" as those terms are defined in Sections 3(1) and 3(2) of the Employee Retirement Income Security Act of 1974 as amended, any claims by any third party under any bulk sales law, and any claims relating to patent or trademark infringement, taxes, workers compensation, real estate or environmental, health or safety matters (the "Excluded Liabilities").

1.6 Leased Asset. At the Closing, the Seller will make available to the Buyer the Seller's rights with respect to that certain leased equipment (the "Leased Asset") as set forth on Schedule 1.6. Buyer understands, acknowledges, and agrees that (a) the Leased Asset is not owned by the Seller or Parent, (b) the lease documentation may provide that the Leased Asset may not be assigned, and
(c) Buyer may be required to pay the amounts required to be paid under the lease documentation in order to exercise the purchase option to acquire the Leased Asset and pay for the Leased Asset (if the Buyer does not pay such amounts, then the Buyer may not have use of the Leased Asset).

                                   ARTICLE II
                                   ----------

                           CONSIDERATION FOR TRANSFER
                           --------------------------

2.1 Consideration. The aggregate consideration for the Purchased Assets and the Leased Asset shall be as follows

     (a) An amount equal to Five Million Six Hundred and Fifty Thousand Dollars ($5,650,000.00) (the "Purchase Price"); as adjusted at the Closing in accordance with Section 3.2 hereof; and

     (b)  Assumption of the Assumed Liabilities.

2.2 Allocation of Consideration. The consideration for the Purchased Assets and the Leased Asset shall be allocated by the Buyer and the Seller pursuant to
Schedule 2.2 attached hereto. Such allocation shall be used for all purposes, including preparation and filing applicable Internal Revenue Service Form(s) with respect to the transactions contemplated hereby and no party hereto shall take or assert any position inconsistent therewith.

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2.3 Payment. The Adjusted Purchase Price (as hereinafter defined) shall be paid to the Seller in U.S. Dollars by electronic wire transfer to such bank account as shall be identified in writing by Seller at least two (2) business days prior to the Closing.

2.4 Non Transferability of Certain Purchased Assets. There are certain Purchased Assets (including, without limitation, permits, licenses or other authorizations of governmental, regulatory or other administrative agencies or authorities) which are not assignable without the consent of Persons other than the Seller. To the extent that any consents or approvals have not been obtained by the Closing Date, this Agreement shall not constitute an agreement to assign such Purchased Assets or an attempted assignment thereof without such consent or approval. The Seller agrees to cooperate in good faith with the Buyer to enter into any reasonable arrangement designed to provide to the Buyer the full benefit of any such non-transferred Purchased Assets. Such cooperation shall include the enforcement for the benefit and at the expense of the Buyer of all rights previously enjoyed by the Seller in connection with any such non-transferred Purchased Asset. So long as the Seller so cooperates and proceeds with good faith efforts to obtain such consents and provide such arrangements, the Seller shall not be deemed to be in breach of any of its obligations under this Agreement by reason of the failure to obtain any such consent.

                                  ARTICLE III
                                  -----------

                       THE CLOSING AND TRANSFER OF ASSETS
                       ----------------------------------

3.1 Closing. Subject to the satisfaction of all conditions to Closing having been met or waived by both parties, the transfer of title to the Purchased Assets and the transfer of the right to use the Leased Asset contemplated by this Agreement shall be accomplished by the exchanges and deliveries described in this Article III (the "Closing") and shall take place as of the close of business (the "Effective Time") on July 1, 2004 (the "Closing Date"). Title to the Purchased Assets and the risk of loss or damage thereto shall pass to the Buyer at the Effective Time. The Closing shall occur simultaneously at the law offices of Seller's counsel and Buyer's counsel via facsimile transmission, electronic transmission and over night deliveries as may be determined to be appropriate between the parties.

3.2 Reference Amounts; Purchase Price Adjustment.

     (a) The Seller has delivered to the Buyer the Seller's May 19, 2004 summary of the Transferred Accounts [see Schedule 1.2 (a)] in the amount of $1,445,689,82 and the May 19, 2004 Transferred Inventory [see Schedule 1.2 (b)] in the amount of $2,388,270.00, which amount consists of Seller's applicable purchase prices and associated freight, customs, and duties, (together the "Reference Amounts") for purposes of calculating the Purchase Price.

     (b) The actual amount of the Transferred Accounts and the Transferred Inventory shall be determined as of the Effective Time (the "Final Amounts") pursuant to this Section 3.2. The Final Amount for the Transferred Accounts shall be determined by utilizing the Seller's list of the Transferred Accounts as of the Effective Time. For the purpose of determining the Final Amount of the Transferred Inventory,
          (i) a physical count of the Transferred Inventory shall be taken by the Seller under the supervision of the Buyer on a date or dates mutually agreed to by Buyer and Seller and (ii) such Transferred Inventory will, for all purposes hereof, be valued at the Seller's cost, as calculated above. No adjustment will be made because of obsolete, slow moving or returned inventory.

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     (c)  The Seller shall provide a Purchase Price Adjustment worksheet at the
          Closing that establishes the Final Amount of the Transferred Accounts and the Final Amount of the Transferred Inventory, subject to the review and mutual agreement of the parties. The adjustments to the Reference Values on the Purchase Price Adjustment worksheet shall only include increases or decreases to the Reference Values that accurately reflect changes in the Transferred Accounts and Transferred Inventory arising in the ordinary course of business from May 19, 2004 to the Closing Date. The difference, if any, between the Reference Amounts and the Final Amounts shall be the Purchase Price Adjustment (the "Adjustment"). The Adjustment shall be treated as a dollar-for-dollar adjustment to the Purchase Price to be made as of the Closing. The Buyer will pay to the Seller the amount, if any, by which the aggregate Final Amounts are greater than the aggregate Reference Amounts, or the Seller will pay to the Buyer the amount, if any, by which the aggregate Reference Amounts for the Transferred Accounts and the Transferred Inventory are greater than the Final Amounts for the Transferred Accounts and the Transferred Inventory.

     (d) The Purchase Price, as finally adjusted pursuant to this Section 3.2 is hereafter referred to as the "Adjusted Purchase Price."

3.3 Deliveries by Buyer. At the Closing, the Buyer shall deliver the following:

     (a)  A wire transfer in the amount of the Adjusted Purchase Price;

     (b) Copies (certified by an appropriate corporate Secretary or Assistant Secretary) of all resolutions of the board of directors and/or the shareholders of the Buyer (as appropriate) authorizing the execution and delivery of this Agreement and the performance by the Buyer of the transactions contemplated hereby;

     (c) Such other instruments or documents as may be necessary or appropriate for the Buyer to carry out the transactions contemplated hereby.

3.4 Deliveries by Seller. At the Closing, the Seller (unless previously provided to the Buyer) shall deliver the following:

     (a) A trademark assignment in substantially the forms attached hereto as Exhibit A for each registered and common law Trademark, respectively;

     (b) To the extent not prohibited by applicable law, copies of all personnel, medical and workers' compensation records of the Employees;

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


     (c) General Assignment, Bill of Sale, and Assumption of Liabilities Agreement, in substantially the form attached hereto as Exhibit B and such other instruments of assignment and transfer in form satisfactory to the parties duly executed by Seller transferring to Buyer title to the Transferred Assets;

     (d) An instrument duly executed by the Seller assigning to the Buyer all of Seller's right, title and interest in the accounts receivable arising in the Business;

     (e) Copies (certified by an appropriate corporate Secretary or Assistant Secretary) of all resolutions of the board of directors, shareholders, and/or partners of the Seller (as appropriate) authorizing the execution and delivery of this Agreement and the performance by the Seller of the transactions contemplated hereby;

     (f)  Releases of all liens and other encumbrances upon the Purchased
          Assets;

     (g)  All of the Purchased Assets; and

     (h) Such other instruments or documents as may be necessary or appropriate for the Seller to carry out the transactions contemplated hereby, including, without limitation, executed agreements required hereunder (if any).

3.5 Dismantling Purchased Assets by Buyer. Parent shall endeavor to secure for the benefit and at the sole cost of the Buyer a lease extension to permit the Business to continue to occupy the premises at its current Lewisville, Texas facility for a period of sixty (60) days after the Closing Date at a total rental (inclusive of utilities) to be not in excess of Seventy-Five Thousand Dollars ($75,000) for the sixty (60) day period. Parent shall advise Buyer of its progress and it shall present to Buyer any offer or proposal from the Owner/Landlord of the Lewisville, Texas facility for consideration by Buyer. It shall be the sole right of Buyer to accept, reject or propose any modified terms for the continued occupancy of the premises by the Business after the Closing Date. Should Buyer accept terms for the continued occupancy of the premises, Buyer will assume and pay for all costs associated with such use and occupancy of the premises. Subject to the above, as soon as possible after the Closing Date, the Buyer shall proceed, at the Buyer's expense, to dismantle, as and if required, and remove the Purchased Assets from the Lewisville Facility; provided, however, that (a) any dismantling, if required, and removal of the Purchased Assets shall occur under the supervision of an authorized representative of the Seller; (b) the dismantling and removal shall be carried out in a workmanlike and expedient manner intended not to disrupt the ordinary course of the Seller's business and during such hours as the parties shall mutually determine to be appropriate for such activity; (c) if the dismantling and removal is carried out by an independent contractor, such independent contractor shall be chosen by, and reasonably acceptable to, all parties; (d) if, in dismantling or removing the Purchased Assets, the Buyer's agents or employees, or the independent contractor selected for such purpose, cause damage or injury to the Seller's other equipment, the Lewisville Facility, or other property (whether such other equipment, the Lewisville Facility, or other property is leased or owned by the Seller), then, the Seller shall provide the Buyer an itemized statement of such damages within ten (10) working days after such damage occurs and the Buyer, at the Buyer's sole expense, shall promptly cause such damage to be repaired and/or the Buyer shall reimburse the Seller for all costs incurred by the Seller to repair such damage. In addition, the Buyer shall defend, indemnify and hold harmless the Seller with respect to any bodily injury, including death, to any Person due to the negligent acts or omissions of the Buyer, the Buyer's employees, agents and independent contractors and/or their employees and agents.

                                   ARTICLE IV
                                   ----------

             REPRESENTATIONS AND WARRANTIES OF THE SELLER AND PARENT
             -------------------------------------------------------

     Parent and the Seller, jointly and severally, represent and warrant to the Buyer that the following statements contained in this Article IV are correct and complete as of the date of this Agreement and will be correct and complete as of the Effective Time:

4.1 Authority. The Seller has full legal right, power and authority, without the consent of any other Person, to execute and deliver this Agreement and to carry out the transactions contemplated hereby. All corporate or partnership, as appropriate, and other acts or proceedings required to be taken by the Seller to authorize the execution, delivery and performance of this Agreement and all transactions contemplated hereby have been duly and properly taken.

4.2 Validity. This Agreement has been, and the documents delivered at the Closing will be, duly executed and delivered and constitute lawful, valid and legally binding obligations of the Seller, enforceable in accordance with their respective terms except to the extent that such enforceability may be limited by bankruptcy, insolvency, or other similar laws relating to creditors' right generally and is subject to general principles of equity, including the discretion of a court in granting equitable remedies. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in the creation of any lien, charge or encumbrance of any kind on any of the Purchased Assets or the acceleration of any indebtedness or other obligation of the Seller and are not prohibited by, do not violate or conflict with any provision of, and do not constitute a default under or a breach of: (a) the articles of incorporation, by-laws, certificate of limited partnership, limited partnership agreement, or other organizational document of the Seller,
(b) any contract, agreement or other instrument to which the Seller is a party or by which the Seller or any of the Purchased Assets is bound, (c) any order, writ, injunction, decree or judgment of any court or governmental agency, or (d) any law, rule or regulation applicable to the Seller, except for violations, conflicts or defaults that would not, in the aggregate or individually, have a material adverse effect on the Business or the Purchased Assets. No approval, authorization, consent or other order or action of or filing with any court, administrative agency or other governmental authority is required for the execution and delivery by the Seller of this Agreement or such other agreements and instruments or the consummation by the Seller of the transactions contemplated hereby or thereby.

4.3 Due Organization. MDI Operating is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Texas and has full power and authority and all requisite licenses, permits and franchises to own, lease and operate the Purchased Assets and to carry on the operations of the Business as currently conducted.

4.4 Accounts Receivable. All Transferred Accounts are valid claims against account debtors for goods or services delivered or rendered by the Business in the ordinary course of business. Buyer has elected to purchase the Transferred Accounts with no representation from Seller as to their collectability and Seller hereby disclaims any representation as to the collectability of the Transferred Accounts. To Seller's Knowledge (see Article XI headed "Certain Definitions"), the Transferred Accounts are not subject to any valid defenses, offsets or counterclaims. No Transferred Accounts are subject to prior assignment and the Transferred Accounts are not subject to any liens, claims, or security interests. The Seller has not incurred any liabilities to customers for promotional allowances or otherwise, except as will be discharged in the ordinary course of business, if due prior to the Effective Time. Except as arise or are provided for in the ordinary course of business, the Seller has no liability for any refunds, allowances or returns in respect of products or services produced, imported, marketed, sold, distributed, shipped, or provided by or for the account of the Business on or prior to the Closing Date.

4.5 Inventory. The Transferred Inventory, as set forth on Schedule 1.2(b) constitutes all inventory of the Seller used in the Business.

4.6 Motor Vehicles. Seller does not own or lease motor vehicles, including boats or aircraft, for use in the Business.

4.7 Title to Purchased Assets.

     (a) Any of the Seller, Parent, or their Affiliates is the sole and exclusive legal and equitable owner of all right, title and interest in and has good and marketable title to all of the Purchased Assets. Seller and Parent have together the unrestricted right to sell the Purchased Assets as herein provided. Upon transfer of the Purchased Assets by the Seller to the Buyer at the Closing, Buyer will receive good and marketable title to all of the Purchased Assets, free and clear of all pledges, liens, security interests, leases, conditional sale or other title retention agreements, encumbrances or other charges of any kind. Except for goods in transit, all of the tangible Purchased Assets are located at the Lewisville, Texas facility.

     (b) None of the Purchased Assets are subject to (i) any contract of lease, license or sale, (ii) any security interest, mortgage, pledge, lien, charge or encumbrance of any kind or character, direct or indirect, whether accrued, absolute, contingent or otherwise, (iii) any royalty or commission arrangements, or (iv) any claims, covenants or restrictions.

4.8 Real and Personal Property. Seller does not own or lease any real property used in the Business except for the Lewisville Facility. The only personal property used in the Business that is leased is the Leased Asset.

4.9 Condition of Purchased Assets. Other than obsolete, damaged, returned, warranty or repair inventory, and equipment no longer being used in the ordinary course of business, all tangible Purchased Assets are in all material respects in good operating condition and repair (reasonable wear and tear excepted) and are suitable for the purposes for which they are presently being used. Such assets and properties conform in all material respects to all applicable laws, ordinances and regulations, except for such variations as do not materially impair or interfere with the use of such property and assets for the purposes for which they are employed, and the Seller has not received any written notice to the contrary. Buyer acknowledges that certain customers of the Business have the right to return product sold to them by the Business and that such product is accepted back into inventory by the Business in the condition received. The Purchased Assets and the Leased Asset include all properties and assets used in the Business as presently conducted by the Seller except for the Excluded Assets.

4.10 Intellectual Property. Schedule 4.10 contains an accurate, correct and complete list of the Intellectual Property. Except as set forth on Schedule 4.10, none of the Intellectual Property is subject to any extensions, renewals, taxes or fees due within ninety (90) days after Closing. Except as set forth on
Schedule 4.10, (a) any of Seller, Parent, or their Affiliates is the sole and exclusive owner and has the sole and exclusive right to use the Intellectual Property, (b) no action, suit, arbitration, or legal, administrative or other proceeding, or governmental investigation is pending, or, to Seller's Knowledge, threatened, which involves any Intellectual Property; (c) neither Seller nor Parent has received written notice of any claim that the Intellectual Property infringes upon, conflicts with or otherwise violates the rights of others or is being infringed upon by others, and none of the Intellectual Property is subject to any outstanding order, decree, judgment, stipulation or charge; (d) there are no royalty, commission or similar arrangements, and no licenses, sublicenses or agreements, pertaining to any of the Intellectual Property; and (e) neither the Seller nor Parent has agreed to indemnify any Person for or against any infringement of or by the Intellectual Property. To Seller's Knowledge, the operation of the Business by the Seller has not infringed upon any asserted rights of others with respect to the current trade dress or packaging of any products relating to the operation of the Business. Neither the Seller nor Parent is subject to any judgment, order, writ, injunction or decree of any court or any Federal, state, local or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or any arbitrator, and neither the Seller nor Parent has entered into or is bound by any contract which restricts or impairs the use of any Intellectual Property rights.

4.11 Customers and Suppliers. Except as disclosed in Schedule 4.11, all sales contracts and orders with customers and suppliers were entered into by or on behalf of the Seller and were entered into in the ordinary course of business for usual quantities in the ordinary course of business and at Seller's standard prevailing prices in the ordinary course of business (which may include discounts). To Seller's Knowledge, no customer of, or supplier to the Business had indicated to the Seller that any such customer or supplier will cease to do business with the Buyer after, or as a result of, the consummation of the transactions contemplated hereby.

4.12 Employees.

     (a) Schedule 4.12 contains an accurate, correct and complete list of the Employees, showing current rate of cash compensation (including bonuses and commissions), date of employment, summary job descriptions, any employment contracts currently in effect with any such Persons, and any interests of such Persons in any incentive compensation plan of the Seller There are no controversies or work stoppages pending or, to Seller's Knowledge, threatened involving any of the Employees.

     (b) The Business is in substantial compliance, and has not received notice of noncompliance, with any laws relating to the employment of labor, including laws relating to occupational safety and health, workers' compensation, unemployment insurance, affirmative action, wage payment, wrongful termination, labor relations, and the payment of social security and other taxes

     (c) There are no collective bargaining agreements currently in effect relating to the Employees.

4.13 Employee Benefit Plans.

     (a) Parent and/or the Seller provide certain employee benefits plans (the "Plans") in which the Employees participate and have disclosed to the Buyer the types of Plans available to the Employees and have provided to the Buyer a copy of the employee handbook provided to the Employees.

     (b) There has been no termination of or any other transaction affecting any Plan maintained by Parent or the Seller that could give rise to a lien affecting the Purchased Assets.

     (c) The Plans are in full compliance with the terms of the applicable plan documents and the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA") and have complied with the reporting and disclosure requirements of applicable federal and state laws and regulations. There are no actions, suits, or claims (other than routine claims for benefits) pending or threatened or, to the best knowledge of Seller, any facts which could give rise to any such actions, suits or claims against any Plan or the assets thereof.

4.14 Material Contracts.

     (a) Schedule 4.14 contains an accurate, correct and complete list of all contracts, agreements and instruments by which any of the Purchased Assets and the Business are subject or bound (the "Material Contracts"). All Material Contracts are in full force and effect and, as to the Seller and, to Seller's Knowledge, the other parties thereto, are valid, binding and enforceable in accordance with their terms and as to the Seller and, to Seller's Knowledge, the other parties thereto, there are no defaults, offsets, counterclaims or defenses thereunder, and the Seller has received no notice of default, offset, counterclaim or defense under any such Material Contracts. Neither the Seller, nor, to Seller's Knowledge, the other party to any Material Contract is in breach of any provision of, in violation of, or in default under the terms of any Material Contract. No event has occurred, as to the Seller and, to Seller's Knowledge, the other party thereto, which is or after the giving of notice or passage of time or both, will constitute a default under or result in the breach of any Material Contract by the Seller, or, to Seller's Knowledge, by any other party. Accurate, correct and complete copies of each written Material Contract have been delivered or made available to the Buyer. The Seller has not received written notice that any party to any Material Contract intends to cancel or terminate such Material Contract or to exercise or not exercise options or rights under such Material Contract. All liabilities and obligations of the Seller to be paid or performed on or before the Effective Time under each Material Contract have been, or will have been at the Effective Time, fully paid or performed.

     (b) Except as listed on Schedule 4.14, there are neither any completed nor in-process contracts, agreements, or understandings nor related insurance policies that are subject to further financial adjustment as a result of contractual audit rights or other rights of any Person, including any government or any department, branch or agency thereof.

     (c) The Seller is in the process of negotiating an agreement with Hitron. Seller attaches the most recent version of the draft agreement hereto as Schedule 4.14(c). Sellers agrees to use it best efforts to finalize an agreement with Hitron prior to the Effective Time.

4.15 Taxes. The Seller has filed, been included in or sent, or will file, all returns, declarations and reports and all information returns and statements required to be filed or sent by or with respect to it in respect of taxes of any kind (including income, excise, franchise, property, value added, employment, sales and use taxes) and shall be responsible for all audits, examinations, proceedings and determination for any period ending on or before the Effective Time and all taxes due and payable on or prior to the Effective Time have been or will be paid in full or adequately reserved for on the books of the Seller. There are no tax liens for unpaid taxes on any of the Purchased Assets and no basis exists for the imposition of any such liens except for ad valorem, personal property, real estate and similar type taxes which are not yet due and payable.

4.16 Product Service Warranties. Set forth in Schedule 4.16 are the standard forms of product and service warranties and guarantees granted or issued by the Seller in connection with the Business.

4.17 Product Liability Claims. Except as set forth in Schedule 4.17, the Seller has not received written notice or information as to any claim or allegation of death or personal injury, property, or economic damages, any claim for punitive or exemplary damages, any material claim for contribution or indemnification, or any claim for injunctive relief in connection with any product manufactured, sold or distributed in connection with the Business or any service provided in connection with the Business.

4.18 Litigation. Except as set forth in Schedule 4.18, the Seller is not engaged in or a party to or, to Seller's Knowledge, threatened with any complaint, charge, suit, action, proceeding, hearing, investigation or legal, administrative, arbitration or other method of settling disputes or disagreements or governmental investigation, in connection with the Business. The Seller has not received written notice of any investigation in connection with the Business threatened or contemplated by any foreign, Federal, state or local governmental or regulatory authority, which remains unresolved, including those involving the safety of products, the safe working conditions of employees, or employment practices or policies. Except as set forth in Schedule 4.18, neither the Seller, in connection with the Business, nor any of the Purchased Assets is subject to any judgment, order, writ, injunction, stipulation or decree of any court or any Federal, state, local or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or any arbitrator.

4.19 Licenses and Permits. Any of the Seller, Parent, or their Affiliates has all material certificates, licenses, permits, approvals, franchises, registrations, accreditations and other authorizations as are necessary or appropriate in order to enable the Seller to own and use the Purchased Assets and to own and conduct the Business. Neither the Seller, Parent, nor their Affiliates has received any written notice from any governmental authority to the effect that any license or permit specifically related to the Business is required.

4.20 Compliance with Laws. The Seller and Parent have complied in all material respects with all laws, ordinances, regulations, licensing requirements, rules, decrees, awards or orders applicable to the Business, including but not limited to those related to wages, hours, hiring, promotions, retirement, pensions, employee benefits, non-discrimination, the production, marketing, sale and distribution of products, labeling of products, trade regulation, antitrust, warranties, control of foreign exchange, working conditions, use and occupancy of improvements, health, safety, hazardous substances, hazardous materials, hazardous wastes and protection of the environment; and there is not any liability as of the Effective Time arising from or relating to any violations thereof. Neither the Seller nor Parent has received any written notice from any Person alleging any violation by the Business of any law, ordinance, code, rule or regulation or requiring or calling attention to the necessity of any work, repairs, new construction, installation or alteration in connection with the Business.

4.21 Brokers. The Seller has not retained any broker or finder pursuant to any contract or arrangement in connection with the transactions contemplated hereby under which such broker or finder could be entitled to a fee or commission from the Buyer.

4.22 Full Disclosure. No representation or warranty of the Seller or Parent contained herein or in the Disclosure Schedules contains a misstatement of material fact, or omits to state a material fact required to be stated herein or therein in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading. Should Buyer become aware of any fact that may render a representation or warranty made by the Seller or Parent to be inaccurate in any respect, it shall immediately notify Seller and Parent. Subject to the above, the representation and warranties contained in this Section 4 or elsewhere in this Agreement or any document delivered pursuant hereto shall not be affected or deemed waived by reason of the fact that Buyer and/or its representative knew or should have known that any such representation or warranty is or might be inaccurate in any respect.

4.23 No Undisclosed Liabilities. To the Seller's knowledge, the Business has no liability of any nature other than liabilities reasonably incurred in the ordinary course of its business.

                                   ARTICLE V
                                   ---------

                   REPRESENTATIONS AND WARRANTIES OF THE BUYER
                   -------------------------------------------

     The Buyer hereby represents and warrants to the Seller and to Parent that the following statements contained in this Article V are correct and complete as of the date of this Agreement and will be correct and complete as of the Effective Time:

5.1 Authority. The Buyer has full legal right, power and authority, without the consent of any other Person, to execute and deliver this Agreement and to carry out the transactions contemplated hereby. All corporate and other acts or proceedings required to be taken by the Buyer to authorize the execution, delivery and performance of this Agreement and all transactions contemplated hereby have been duly and properly taken.

5.2 Validity. This Agreement has been, and the documents delivered at the Closing will be, duly executed and delivered by the Buyer and constitute lawful, valid and legally binding obligations of the Buyer, enforceable in accordance with their respective terms, except to the extent that such enforceability is subject to general principles of equity, including the discretion of a court in granting equitable remedies. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in the creation of any lien, charge or encumbrance or the acceleration of any indebtedness or other obligation of the Buyer and are not prohibited by, do not violate or conflict with any provision of, and do not result in a default under or a breach of: (a) the articles of incorporation, by-laws or other organizational document of the Buyer, (b) any contract, agreement or other instrument to which the Buyer is a party, (c) any regulation, order, decree or judgment of any court or governmental agency, or (d) any law applicable to the Buyer. No approval, authorization, consent or other order or action of or filing with any court, administrative agency or other governmental authority is required for the execution and delivery by the Buyer of this Agreement or such other agreements and instruments or the consummation by the Buyer of the transactions contemplated hereby or thereby.

5.3 Due Organization. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full power and authority to own or lease its properties and to carry on the business in which it is engaged. The Buyer is duly licensed and qualified to do business as a foreign corporation and is in good standing in all jurisdictions where failure to be so licensed or qualified would have a material adverse effect upon its business or assets.

5.4 Brokers. The Buyer has not retained any broker or finder pursuant to any contract or arrangement in connection with the transactions contemplated hereby under which such broker or finder could be entitled to a fee or commission from the Seller.

5.5 Full Disclosure. No representation or warranty of Buyer contained herein or in the Disclosure Schedules contains a misstatement of material fact, or omits to state a material fact required to be stated herein or therein in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

                                   ARTICLE VI
                                   ----------

                       COVENANTS OF THE SELLER AND PARENT
                       ----------------------------------

     The Seller and Parent hereby agree to keep, perform and fully discharge the following covenants and agreements.

6.1 Continued Assistance. Following the Closing, the Seller and Parent shall refer to the Buyer as promptly as practicable any telephone calls, letters, orders, notices, requests, inquiries and other communications received by the Seller and/or Parent relating to the Business. Seller shall (a) promptly forward to the Buyer, at no cost to the Seller any and all requests for quotations and purchase orders which the Seller or Parent receives after the Closing Date and which relate to the Business, (b) promptly make available to the Buyer any of the Transferred Inventory (including raw materials, work in process, samples, supplies, service parts, purchased parts and goods, and finished goods) in transit to the Lewisville Facility on or after the Closing Date; and (c) assist the Buyer, without cost to the Seller or Parent, in obtaining the full benefits of any and all contracts of the Business which are being transferred to the Buyer hereunder or are otherwise related to the Business. From time to time, at the Buyer's request, the Seller and Parent shall execute, acknowledge and deliver, without cost to the Seller or Parent, such documents, instruments or assurances and take such other action as the Buyer may reasonably request to more effectively assign, convey and transfer the Purchased Assets to the Buyer. The Seller and Parent hereby authorize the Buyer from and after the Effective Time to receive and open all mail and other communications to the Seller received by the Buyer and to act with respect to such communications in such manner as the Buyer may elect if such mail and other communications relate to the Business or the Purchased Assets, or, if such mail and other communications do not so relate, to forward the same promptly to the Seller.

6.2 Certain Payments. Following the Closing, the Seller and Parent shall pay, discharge or make adequate provision for all Excluded Liabilities. Following the Closing, the Seller and Parent shall forward to the Buyer by wire transfer on a weekly basis to such account as directed in writing by the Buyer all funds received by the Seller or Parent that constitute payment on the Transferred Accounts and any other amounts that the Buyer is otherwise entitled to as a result of the on-going operations of the Business, whether arising prior to or subsequent to the Closing. Except as otherwise provided herein, the Seller and Parent shall retain responsibility after the Closing Date for all litigation related to the Business and liability for claims asserted in such litigation against the Business or the Purchased Assets pending through the Effective Time. The Seller and Parent shall keep the Buyer apprised of the status of any such litigation which could reasonably be expected to adversely impact the Purchased Assets or the Business, and the Seller and Parent shall comply with all non-appealable court orders relating directly or indirectly to such litigation. The Buyer shall provide reasonable cooperation to the Seller and Parent in handling such litigation, provided, that the Seller and Parent shall reimburse the Buyer for its out-of-pocket expenses reasonably incurred in connection with such cooperation at the request of the Seller or Parent.

6.3 Consents. The Seller and Parent shall use their best efforts to obtain at the earliest practicable date prior to Closing all consents, governmental authorizations, approvals, estoppel certificates and filings required to be obtained by them or which may be reasonably necessary to the consummation of the transactions contemplated by this Agreement. If Buyer, in its sole discretion, waives its rights hereunder, Seller and Parent shall use their best efforts to obtain at the earliest practicable date after Closing all consents which are reasonably requested by the Buyer and which were not obtained prior to the Closing (see paragraph 2.4 herein).

6.4 Transfer of Intellectual Property. The Seller and Parent shall cooperate with the Buyer, and shall use their best efforts to transfer, assign and pass to the Buyer all of their rights under the Intellectual Property, including:

     (a) Executing all assignments and other documents that are necessary to effect transfer or assignment of the Intellectual Property;

     (b) Providing the governmental authorities responsible for the Intellectual Property and the Buyer with whatever information and documentation in the possession of the Seller or Parent that may be required in connection with the transfer of the Intellectual Property;

     (c) Complying with their obligations to maintain the Intellectual Property under applicable law relating thereto prior to the date of transfer, including paying any renewal, annuity or other fees for maintaining the Intellectual Property that first become due and payable prior to the Effective Time; and

     (d) Taking such further actions relating to the transfer of the Intellectual Property as the governmental authorities or the Buyer may reasonably require.

     All internal costs of the Seller's and Parent's compliance with the obligations imposed under this Section 6.4 shall be borne by the Seller or Parent. All issuance or transfer fees and similar fees or charges and all Third Party costs and expenses payable in connection with the transfer or reissuance of the Intellectual Property shall be paid by the Buyer.

6.5 Confidentiality. Following the Closing, the Seller and Parent will not use or disclose to any Third Parties, any trade or business secrets solely relating to the Business, provided that the Seller and Parent may use or disclose any such trade or business secrets which are (a) publicly disclosed (other than by the Seller or Parent) after the Effective Time, (b) or become publicly available through third parties, (c) independently developed by third parties, or (d) legally required to be disclosed by the Seller and/or Parent if the Seller and/or Parent shall have afforded the Buyer the opportunity to obtain an appropriate protective order, or other satisfactory assurance of confidential treatment, for the information required to be disclosed.

6.6 Survival of Representations and Warranties. Seller and Parent make no representation and warranty with respect to the collectability of the Transferred Accounts or the quality, fitness for purpose or condition of the Transferred Inventory. Subject to the above, all other representations, warranties and agreements made by the parties to this Agreement or in any certificate, schedule, document or instrument furnished hereunder or in connection with the execution and performance of this Agreement shall survive the Closing for a period of twelve (12) months.

6.7 Agreement Not to Compete.

     (a) For a period of two (2) years after the Closing Date, Seller, Parent and their Affiliates shall refrain from engaging in the Business and shall not directly or indirectly own, manage, operate, control, provide financing or otherwise engage directly or indirectly with a business that directly competes with the Business or that solicits any customers of the Business. The foregoing restriction shall apply to any area of the United States or any foreign country in which the Buyer or its Affiliates are engaged in the Business and shall apply to all markets where the Business currently conducts its operations. The Seller and Parent agree with the Buyer that the geographic scope of this covenant not to compete is the result of arm's length bargaining and is fair and reasonable in view of the nature of the Business and the fact that some or all facets of the Business have competed with competitors throughout the world. The Seller and Parent acknowledges that this covenant not to compete is a material inducement for Buyer to enter into this Agreement. The parties intend that this covenant not to compete shall be construed as a covenant not to compete that is enforceable under applicable law. If, in any judicial proceeding, a court of competent jurisdiction shall refuse to enforce the foregoing covenant not to compete according to its terms, the parties shall negotiate in good faith to modify or limit the scope of this covenant not to compete in a manner that they believe, after consultation with their respective counsel, will result in this covenant not to compete being enforced in the pending judicial proceedings, it being the intent of this provision that the Buyer shall at all times have the benefit of the foregoing covenant not to compete, except to the extent as may be required to be limited or modified by applicable law or a judgment of a court of competent jurisdiction.

     (b) For a period of two (2) years after the Closing Date, the Seller, Parent, and their Affiliates shall not, without the prior written consent of the Buyer, directly or indirectly, solicit or endeavor to entice away, offer to employ or hire any of the Employees, in any capacity, whether as an employee, consultant, independent contractor, agent or otherwise; provided, however, that the foregoing covenant shall not apply to any Employee who: (i) is terminated by the Buyer,
          (ii) leaves the Buyer's employment at anytime after twelve (12) months from the Effective Time, or (iii) leaves Buyer's employment within the first twelve (12) months from the Effective Time and is unable for a period of one hundred twenty (120) days during such period to find other employment after using reasonable diligence.

     (c) The parties hereto acknowledge and agree that the covenants contained in this Section are reasonable and necessary for the protection and continued viability of the Business and that a breach of such covenants will cause Buyer serious loss and damage. The parties agree that in the event of an actual or threatened breach of such covenants:
          (i) Buyer shall be entitled to obtain an injunction restraining the Seller and/or Parent, as the case may be, from violating or continuing to violate such covenants and (ii) the terms of the covenants contained herein shall be tolled from the period commencing on the date any successful action is filed for injunctive or other relief arising out of a breach by the Seller and/or Parent hereof and ending upon final adjudication (including appeals) of such actions. Nothing herein shall be construed as prohibiting the Buyer from pursuing remedies other than injunctive relief, including the recovery of damages.

                                  ARTICLE VII
                                  -----------

                             COVENANTS OF THE BUYER
                             ----------------------

     The Buyer hereby agrees to keep, perform and fully discharge the following covenants and agreements:

7.1 Records and Documents. For five (5) years following the Closing Date, the Buyer shall grant to the Seller, Parent and their representatives, at their request upon reasonable notice and during normal business hours, access to and the right to make copies of those records and documents of the Business, possession of which is transferred to the Buyer, as may be necessary or useful in connection with the business and affairs of the Seller or Parent after the Closing, subject to the execution of appropriate confidentiality agreements. The Buyer will, upon the reasonable request of the Seller and/or Parent, provide the Seller and/or Parent, as the case may be, with such information as may be necessary for the Seller and/or Parent to prepare any tax schedules and related documents required for the filing by the Seller and/or Parent of tax returns or reports and shall furnish such information in connection therewith or with any tax examinations or audits as the Seller and/or Parent may reasonably request from time to time.

7.2 Certain Payments. Following the Closing, the Buyer shall pay and fully discharge all of the Assumed Liabilities as and when due.

7.3 Warranties. From and after the Effective Time, the Buyer shall timely honor and service all warranty claims or threatened warranty claims (a) relating to products sold by the Business through the Effective Time ("Pre-Closing Warranty Claims"), regardless of whether any such Pre-Closing Warranty Claim arises from events or circumstances occurring prior to, on, or after the Closing Date, in accordance with the Seller's warranty statement for such products of the Business and (b) that are based on activities of the Business arising after the Effective Time that are based on activities of the Business first occurring after the Effective Time ("Post-Closing Warranty Claims"). Buyer shall indemnify, defend and hold harmless the Seller and Parent from any liability or responsibility with respect to Pre-Closing Warranty Claims or Post-Closing Warranty Claims.

7.4 Confidentiality. Following the Closing, the Buyer will not disclose (and will instruct its employees to not disclose) to any Third Parties, any trade or business secrets relating to the business conducted by the Seller or Parent (other than the Business) or research and development projects being conducted by the Seller or Parent, provided that (i) the Buyer may use or disclose any such information which has been publicly disclosed (other than by the Buyer) after the Effective Date and (ii) to the extent that the Buyer may become legally compelled to disclose any of such information, the Buyer may disclose such information if the Buyer has used its best efforts, and shall have afforded the Seller or Parent, as the case may be, the opportunity, to obtain an appropriate protective order, or other satisfactory assurance of confidential treatment, for the information required to be disclosed.

                                  ARTICLE VIII
                                  ------------

                                    EMPLOYEES
                                    ---------

8.1 Employment. The employees of the Seller listed on Schedule 8.1 (the "Employees") who are employed primarily in the Business and actively at work on the Closing Date will be offered comparable employment by the Buyer, with such offers being contingent upon the Closing and being effective as of the first business day after the Closing if the Closing occurs. Such Employees who accept such offers shall become employees of the Buyer effective as of the first business day after the Closing. (If the Closing does not occur, then the Employees shall not become employees of the Buyer and shall remain employees of the Seller). With respect to Employees employed by the Buyer, except as otherwise provided in Sections 8.2(a) and 8.2(b), the Buyer reserves the right to regard them as new employees for all purposes and, in its sole discretion, to terminate or alter the terms and conditions of their employment with Buyer. The Buyer shall not be liable for any employment obligation or liability arising out of services rendered or employment status prior to the Closing. Any liability to any Employee who is on leave of absence due to sickness or disability on the Closing Date shall remain the sole responsibility of the Seller unless and until such time as the individual actually commences employment with the Buyer

8.2 Employee Benefit Plans. Participation of all Employees who are employed by the Buyer as of the Closing Date under all Plans, programs, policies or arrangements of the Seller will be terminated at the Effective Time, and the Buyer shall not have any liability with respect to any of the Plans, all of which shall be determined and discharged by the Seller and/or Parent. The Buyer assumes no liability or obligation with respect to any of the Plans. The Buyer shall not have any responsibility for any liabilities existing as of or accrued through the Effective Time for claims filed or approved by a plan administrator or an insurer on or after the Closing Date with respect to treatment or services performed or expenses incurred on or prior to the Effective Time. Such benefits shall be paid by the Seller, in accordance with the provisions of the Plans and applicable law. The Seller shall be obligated to provide any continuation coverage required under the COBRA with respect to Employees and/or their beneficiary for whom a qualifying event occurs as a result of this transaction. Periods of continuous uninterrupted service with the Seller as of the Closing Date shall be taken into account solely for purposes of determining (a) the eligibility of Employees employed by the Buyer to participate in any retirement plans or thrift plans of the Buyer or any of its Affiliates and the vested percentage of the accrued benefits of such Employees in such plans and (b) the amount of employee contribution required under any retiree medical program sponsored by the Buyer, provided that the Employee otherwise meets the eligibility requirements of such program. The Buyer shall offer medical benefits to those Employees who become employees of Buyer and to the dependents of such Employees, with coverage commencing as of the first day of the month following the Closing Date, upon terms and conditions consistent with Buyer's employee benefit plans.

8.3 Retiree Health and Welfare Benefit Plans. The Buyer does not assume any obligation whatsoever for any post-retirement health and welfare benefit plans, if any, that the Seller provides or may provide to Employees or any other former employees of the Seller.

8.4 Vacation. The Seller shall be responsible for payment on all accrued and unused vacation pay due to Employees who transfer to the employ of the Buyer as of the Effective Time. The Buyer will provide any such employee with pro-rated vacation benefits for the remainder of 2004.

                                   ARTICLE IX
                                   ----------

                        CONDITIONS TO OBLIGATION TO CLOSE
                        ---------------------------------

9.1 Conditions to Obligation of the Buyer. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

     (a) The representations and warranties set forth in Article IV not qualified by the term "material" shall be true and correct at and as of the Closing in all material respects and the representations and warranties qualified by the term "material" shall be true and correct at and as of the Closing. (For purposes of this Section 9.1(a) only, the term "material" is limited to those matters to which there is a substantial likelihood that a reasonable buyer would attach significance to them in determining whether to purchase the Purchased Assets);

     (b) The Seller and Parent shall have performed and complied with all of their covenants hereunder in all material respects through the Closing;

     (c) No action, suit, or proceeding by any Third Party shall be pending or threatened before any court or quasi judicial or administrative agency of any Federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would: (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (iii) adversely affect the right of the Buyer to own the Purchased Assets or operate the Business (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

     (d) The Seller and Parent shall have delivered to the Buyer a certificate to the effect that each of the conditions specified in Section 9.1(a)
          - (c) is satisfied in all respects;

     (e) From the date hereof until the Closing Date, the Purchased Assets shall not have been damaged or destroyed (other than sales of inventory in the ordinary course of business);

     (f) The relevant parties shall have entered into agreements or delivered documents in form and substance as set forth in Exhibits A and B and the same shall be in full force and effect;

     (g) Seller shall have retained Grant Thornton LLP to undertake a review of the financial records and accounts of the Seller's Industrial Vision Source and SecurityandMore business operations for the purpose of preparing and providing to the Buyer and Seller (within two (2) weeks after the Closing Date) audited financial statements for the Business for the year ended December 31, 2003, and, if necessary, for the year ended December 31, 2002. Buyer to have reasonable assurance from Grant Thornton as to the status of this condition at closing.

     (h) Parent shall have used its best efforts to secure for the benefit and sole cost of the Buyer, a lease extension to permit the Business to continue to occupy the premises at its current Lewisville, Texas facility for a period of sixty (60) days after the Closing Date at a total rental (inclusive of utilities) to be not in excess of Seventy-Five Thousand Dollars ($75,000) for the sixty (60) day period.

     (i) The parties will execute a letter memorandum regarding certain post closing matters relative to usage of telecommunications lines and operating software systems for the benefit of Buyer, it being the intention of the parties, and acknowledgement of Seller, that Buyer be able to operate the Business immediately upon the Closing and continuing during a 60 day transition period.

     The Buyer may waive any condition specified in this Section 9.1 if it executes a writing so stating at or prior to the Closing.

9.2 Conditions to Obligation of the Seller and Parent. The obligation of the Seller and Parent to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

     (a) The representations and warranties set forth in Article V shall be true and correct at and as of the Closing;

     (b) The Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

     (c) No action, suit, or proceeding by any Third Party shall be pending or threatened before any court or quasi judicial or administrative agency of any Federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would: (i) prevent consummation of any of the transactions contemplated by this Agreement, or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

     (d) The Buyer shall have delivered to the Seller a certificate to the effect that each of the conditions specified above in Section 9.2(a) -
          (c) is satisfied in all respects; and

     (e) The relevant parties shall have entered into agreements or delivered documents in form and substance as set forth in Exhibits A and B and the same shall be in full force and effect.

     The Seller and Parent may waive any condition specified in this Section 9.2 if they execute a writing so stating at or prior to the Closing.

                                   ARTICLE X
                                   ---------

                            SURVIVAL; INDEMNIFICATION
                            -------------------------

10.1 Indemnification by the Seller and Parent. Subject to the limitations set forth in this Article X, if applicable, the Seller and Parent shall, jointly and severally, indemnify, defend and hold the Buyer, its Affiliates, and any director, officer, employee or agent thereof, harmless against and in respect of any claim, action, loss, cost, expense, liability, penalty, interest, deficiency or damage (including reasonable attorneys' fees and expenses) ("Losses") arising out of, relating to, or resulting from (i) any breach by the Seller or Parent of any representation, warranty, covenant or agreement made by them in this Agreement or in connection with the transactions contemplated hereby; (ii) the Seller's failure to fully pay or satisfy or cause to be paid or satisfied any of the Excluded Liabilities when due and payable, or (iii) the non-performance of any obligation to be performed by the Seller or Parent under this Agreement or in any agreement, document or instrument executed and delivered pursuant hereto or in connection with the transactions contemplated hereby, including without limitation any claims by any third party under any bulk sales law, and any claims relating to patent or trademark infringement, taxes, workers compensation, real estate or environmental, health or safety matters or any employee severance or similar benefits and liabilities and obligations arising out of occurrences or actions on or prior to the Closing Date under any "employee pension benefit plan" or "employee welfare benefit plan" as those terms are defined in Sections 3(1) and 3(2) of the Employee Retirement Income Security Act of 1974, as amended, or (iv) claims through the Closing Date or that first arise after the Closing Date which are based upon the activities of the Business through the Effective Time (except as otherwise specifically provided in this Agreement). .

10.2 Indemnification by the Buyer. Subject to the limitations set forth in this
Article X, if applicable, the Buyer shall indemnify, defend and hold the Seller, Parent, their Affiliates, and any director, officer, employee or agent thereof, harmless against and in respect of any Losses arising out of, relating to, or resulting from (i) any breach by the Buyer of any representation, warranty, covenant or agreement made by the Buyer in this Agreement or in connection with the transactions contemplated hereby; (ii) the Buyer's failure to pay or satisfy or cause to be paid or satisfied any of the Assumed Liabilities when due and payable; (iii) the non-performance of any obligation to be performed by the Buyer or its Affiliates under this Agreement or in any agreement, document or instrument executed and delivered pursuant hereto or in connection with the transactions contemplated hereby; (iv) claims arising after the Effective Time with respect to events or activities occurring after the Effective Time with respect to the Business and/or the Purchased Assets; (v) any Pre-Closing Warranty Claims or Post-Closing Warranty Claims; or (vi) the Leased Asset.

10.3 Defense Against Asserted Claims. If any claim is made or asserted by a Third Party against a party indemnified pursuant to this Article X (the "Indemnified Party"), the Indemnified Party shall, with reasonable promptness and, in any event, no later than ten (10) days prior to the time the response to such claim or assertion of liability must be given, give to the other party (the "Indemnifying Party") written notice of the claim or assertion of liability and request the Indemnifying Party to defend against the claim. Failure so to notify the Indemnifying Party shall not relieve the Indemnifying Party of any liability which the Indemnifying Party might have to the Indemnified Party unless such failure materially prejudices the Indemnifying Party's position. The Indemnifying Party shall have the right to defend against the claim, in which event the Indemnifying Party shall give written notice to the Indemnified Party of acceptance of the defense of such claim and the identity of counsel selected by the Indemnifying Party with respect to such matters. In the event the Indemnifying Party does not accept the defense of the claim as provided above or in the event that the Indemnifying Party or its counsel fails to use reasonable care in maintaining such defense or such defense is having a materially adverse effect on the Indemnified Party's business, the Indemnified Party, upon giving written notice to the Indemnifying Party, shall have the right to employ counsel for such defense at the expense of the Indemnifying Party. The Seller and the Buyer will cooperate with each other in the defense of any such action and the relevant records and personnel of each shall be available to the other with respect to such defense. Provided the Indemnifying Party accepts the defense of the matter, it shall not be liable for any settlement of any claim or action made without its consent, which consent shall not be unreasonably withheld.

10.4 Limitations on Claims of Buyer; Survival of Claims. Notwithstanding anything to the contrary in this Agreement and except as otherwise herein specifically provided, (i) no claim for indemnification for a breach of a warranty and representation may be asserted against the Seller or Parent until the dollar value of all such claims exceed Twenty-Five Thousand Dollars ($25,000.00) (the "Hurdle Amount") and upon the aggregate of all such claims exceeding the Hurdle Amount, then the Buyer shall be indemnified only for such claims in excess of the Hurdle Amount, and (ii) the maximum aggregate liability of Parent and the Seller for breaching the warranties and representations made by them in this Agreement shall be limited to Fifty Percent (50%) of the Adjusted Purchase Price ("Indemnity Limit"). This Indemnity Limit shall not in any way limit Seller's or Parent's liability for fraud or intentional misrepresentation.

                                   ARTICLE XI
                                   ----------

                               CERTAIN DEFINITIONS
                               -------------------

     For purposes of this Agreement, the following terms shall have the respective meanings as herein set forth:

     "Adjusted Purchase Price" has the meaning set forth in Section 3.2.

     "Affiliate" shall have the meaning set forth in Rule 12b-2 promulgated under the Securities Exchange Act of 1934.

     "Assumed Liabilities" has the meaning set forth in Section 1.4.

     "Business" has the meaning set forth in Section A of the Background Information.

     "Closing" has the meaning set forth in Section 3.1.

     "Effective Time" has the meaning set forth in Section 3.1.

     "Employees" has the meaning set forth in Section 8.1.

     "Excluded Assets" has the meaning set forth in Section 1.3

     "Excluded Liabilities" has the meaning set forth in Section 1.5.

     "Hurdle Amount" has the meaning set forth in Section 10.4.

     "Indemnified Party" has the meaning set forth in Section 10.3.

     "Indemnifying Party" has the meaning set forth in Section 10.3.

     "Indemnity Limit" has the meaning set forth in Section 10.4.

     "Intellectual Property" has the meaning set forth in Section 1.2.

     "Leased Asset" has the meaning set forth in Section 1.6.

     "Lewisville Facility" has the meaning set forth in Section 1.3.

     "Loss" has the meaning set forth in Section 10.1.

     "Material Contracts" has the meaning set forth in Section 4.14.

     "Person" shall mean an individual, a corporation, a partnership, an association, a joint venture, a trust or other entity of any kind, including a governmental or political subdivision or agency or instrumentality thereof.

     "Plans" has the meaning set forth in Section 4.13.

     "Post-Closing Warranty Claims" has the meaning set forth in Section 7.3.

     "Pre-Closing Warranty Claims" has the meaning set forth in Section 7.3.

     "Purchase Price" has the meaning set forth in Section 2.1.

     "Purchased Assets" has the meaning set forth in Section 1.2.

     "Seller's Knowledge" shall mean that after having conducted a due diligence review of the Business in anticipation of the transactions contemplated by this Agreement and in reliance on such due diligence review, the following individuals believe the statement to be true, accurate and correct:

                                 Danny W. Mills
                                  Jon Greenwood
                                Richard A. Larsen
                              ____________________

     "Third Parties" means any Person other than the Seller and its Affiliates and the Buyer and its Affiliates.

     "Transferred Accounts" has the meaning set forth in Section 1.2(a).

     "Transferred Inventory" has the meaning set forth in Section 1.2(b).

                                  ARTICLE XII
                                  -----------

                               GENERAL PROVISIONS
                               ------------------

12.1 Amendments and Waiver. No amendment, waiver or consent with respect to any provision of this Agreement shall in any event be effective, unless the same shall be in writing and signed by the parties hereto, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

12.2 Notices. All notices, requests, demands and other communications hereunder shall be deemed effective if made in writing (including telecommunications) and delivered to the recipient's address, telex number, or telecopy number set forth below by any of the following means: (a) hand delivery, (b) registered or certified mail, postage prepaid, with return receipt requested, (c) Federal Express, Airborne Express, or like overnight courier service, or (d) telecopy, telex, or other wire transmission with request for assurance of receipt in a manner typical with respect to communications of that type. Notice made in accordance with this Section 12.2 shall be deemed delivered on receipt if delivered by hand or wire transmission, on the third business day after mailing if mailed by registered or certified mail, or the next business day after deposit with an overnight courier service if sent for next day delivery.

          (i)  If to the Seller or Parent, addressed to:

               American Building Control, Inc.
               1301 Waters Ridge Drive
               Lewisville, Texas 75057
               Telecopy No.:  972-353-6513
               Attn:  Richard A. Larsen

               With a copy to:
               Danny W. Mills
               9725 Datapoint Drive
               San Antonio, Texas 78229
               Telecopy No.:  210-253-3995

          (ii) If to the Buyer, addressed to:

               Mace Security International, Inc.
               1000 Crawford Place
               Suite 400
               Mt. Laurel, NJ 08054

               Attention: Robert M. Kramer, Executive Vice President Telecopy No. _____________________

               With a copy to:


               Blank Rome LLP
               1200 N. Federal Highway
               Suite 417
               Boca Raton, FL 33432
               Attn: Bruce C. Rosetto
               Telecopy No. ( 561 ) 417-8186



Any party may, from time to time, change its address for receiving notice by giving written notice to the others named above.

12.3 Expenses. Except as otherwise expressly provided herein, each party to this Agreement shall pay its own costs and expenses in connection with the transactions contemplated hereby. If any action is brought by any party to enforce any provision of this Agreement, the prevailing party shall be entitled to recover court costs, arbitration expenses and reasonable attorneys' fees. The provisions of this Section 12.3 shall survive any termination of this Agreement.

12.4 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Faxed signature pages to this Agreement will be enforceable without requiring delivery of a manually executed signature page.

12.5 Successors and Assigns. This Agreement shall bind and inure to the benefit of the parties named herein and their respective successors and assigns.

12.6 Entire Transaction. This Agreement and the documents referred to herein contain the entire understanding among the parties with respect to the transactions contemplated hereby and supersedes all other agreements, understandings and undertakings among the parties or their Affiliates on the subject matter hereof.

12.7 Applicable Law. This Agreement shall be governed by and construed in accordance with the internal substantive laws of the State of Delaware.

12.8 Rules of Construction. References in this Agreement to sections, schedules and exhibits are to sections of, and schedules and exhibits to, this Agreement unless otherwise indicated. Words in the singular include the plural and in the plural include the singular. The word "or" is not exclusive. The word "including" shall mean including, without limitation. The section and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

12.9 Announcements. No announcement of this Agreement or the transactions contemplated hereby shall be made by any party prior to the Closing without the written approval of the other parties hereto (which approval shall not be unreasonable withheld), except as required by law or the regulations of any securities exchange. Each party shall use its best effort to maintain the confidentiality of the terms of the purchase and sale transaction contemplated hereby, except as required by law or as necessary to protect the interest of such party hereunder.

12.10 Partial Invalidity. In the event that any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision hereof.

12.11 Further Assurances. The Buyer, on the one hand, and the Seller, on the other hand, each represents, warrants, and covenants to the other that if at any time after the Closing, the other party will reasonably consider or be advised that any further actions, assignments or assurances are necessary or desirable to carry out the intent and accomplish the purposes of this Agreement, according to its terms, it will take such actions, execute and make all such assignments and assurances and do all things necessary or appropriate to carry out the intent and accomplish the purposes of this Agreement, or otherwise consummate the transactions contemplated by this Agreement according to its respective terms.

12.12 Submission to Jurisdiction. Each of the Parties submits to the jurisdiction of any state or federal court sitting in Delaware in any action or proceeding arising out of or relating to this Agreement, agrees that all claims in respect of the action or proceeding may be heard and determined in any such court, and agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto. Any Party may make service on any other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices herein. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law.

12.13 Conditions Precedent. Notwithstanding any other provision of this Agreement to the contrary, and except as may be waived in writing by either of the parties, the obligations of the parties hereunder are subject to each party obtaining, on or before close of business June 22, 2004, from their respective Board of Directors, the approval of the consummation of the transactions contemplated by this Agreement.


                                  ARTICLE XIII
                                  ------------

                                   DISCLAIMERS
                                   -----------

13.1 Investigation. Notwithstanding anything to the contrary herein, if the Buyer discovers a breach by the Seller or Parent prior to the Closing, then Buyer shall promptly notify the Seller and, if the Buyer subsequently consummates the transaction contemplated by this Agreement with the Seller and Parent with knowledge of such breach, then the Buyer shall be deemed irrevocably to have waived any right or remedy with respect to such breach.

13.2 AS IS, WHERE IS. OTHER THAN THE SPECIFIC REPRESENTATIONS AND WARRANTIES IN THIS AGREEMENT, THE PURCHASED ASSETS ARE BEING SOLD, CONVEYED, TRANSFERRED, ASSIGNED, AND DELIVERED TO THE BUYER IN AN "AS IS" AND "WHERE IS" CONDITION, AND THE SELLER AND PARENT EXPRESSLY DISCLAIM ANY AND ALL OTHER WARRANTIES WITH RESPECT TO THE PURCHASED ASSETS, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. THE BUYER ACKNOWLEDGES AND AGREES THAT THERE ARE NO IMPLIED REPRESENTATIONS, WARRANTIES, OR COVENANTS OF THE SELLER OR PARENT IN THIS AGREEMENT OR IN ANY DOCUMENT OR AGREEMENT EXECUTED BY THE SELLER OR PARENT PURSUANT HERETO. THE PROVISIONS OF THIS SECTION SHALL GOVERN IN THE EVENT OF ANY CONFLICT WITH ANY OTHER PROVISION OF THIS AGREEMENT OR ANY OTHER DOCUMENT OR AGREEMENT EXECUTED BY THE SELLER AND/OR PARENT PURSUANT HERETO.

13.3 LIMITATIONS OF LIABILITY OF THE SELLER AND PARENT. NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, NO OBLIGATION OF THE SELLER AND/OR PARENT TO INDEMNIFY THE BUYER UNDER THIS AGREEMENT SHALL INCLUDE INCIDENTAL, CONSEQUENTIAL, PUNITIVE, EXEMPLARY, OR SPECIAL DAMAGES OF THE BUYER OF ANY KIND EVEN IF THE SELLER HAS BEEN ADVISED BY THE BUYER OF THE POSSIBILITY OF SUCH DAMAGES AND WITHOUT REGARD TO THE NATURE OF THE CLAIM OR THE UNDERLYING THEORY OR CAUSE OF ACTION (WHETHER IN CONTRACT, TORT, OR OTHERWISE).




                                   ARTICLE XIV
                                   -----------
                            TERMINATION OF AGREEMENT.
                            -------------------------

          This Agreement may be terminated at any time:

          (a)  By mutual consent of the parties;

          (b) By either party if the Closing shall not have occurred by June 30, 2004, and the party seeking termination is ready, willing and able to close and not in material default of its obligations under this Agreement;

          (c) By either party if there shall have been a material misrepresentation or breach of warranty or a breach of a material covenant on the part of the other party in the representations and warranties or covenants set forth herein or in any Schedule, Exhibit or other instrument delivered in connection herewith, which misrepresentation or breach is not cured prior to the Closing;

          (d) By either party if any material claim, investigation or litigation relating to the assets or the Business or the transaction is pending as of the date of termination.


                           [signature page to follow]

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by a duly authorized representative all as of the date first written above.

                                          SELLER:

                                          MDI OPERATING, L.P., a Texas limited
                                          partnership,
                                          by AMERICAN BUILDING CONTROL GP, INC.,
                                          its sole general partner:

                                          By: /s/ Danny W. Mills
                                              ------------------
                                          Name: Danny W. Mills
                                                --------------
                                          Its: General Partner
                                               ---------------

                                          PARENT:

                                          AMERICAN BUILDING CONTROL, INC.,
                                          a Delaware corporation:

                                          By: /s/ Danny W. Mills
                                              ------------------
                                          Name: Danny W. Mills
                                                --------------
                                          Its: CEO
                                               ---

                                          BUYER:

                                          MACE SECURITY PRODUCTS, INC.,
                                          a Delaware corporation:

                                          By: /s/ Louis D. Paolino, Jr.
                                              -------------------------
                                          Name: Louis D. Paolino, Jr.
                                                ---------------------
                                          Its: Chairman and CEO
                                               ----------------